As filed with the Securities and Exchange Commission on April 24, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in charter)

_______________________

Arkansas (State or other jurisdiction of incorporation or organization)	71-0407808 (I.R.S. Employer Identification No.)

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Simmons First National Corporation 2023 Stock and Incentive Plan
(Full title of the plan)

_______________________

Robert A. Fehlman
Chief Executive Officer
Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

George A. Makris III Executive Vice President, General Counsel & Secretary Simmons First National Corporation 601 E. 3rd Street, 12th Floor Little Rock, Arkansas 72201 (501) 558-3162	Susan S. Ancarrow, Esq. Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1861

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Simmons First National Corporation (“Simmons”) with the Commission are incorporated by reference in, and shall be deemed to be part of, this registration statement:

(a)	Simmons’ Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023;

(b)	Simmons’ Current Report on Form 8-K/A, filed on January 24, 2023 which amends the Current Report on Form 8-K originally filed on December 19, 2022, Simmons’ Current Report on Form 8-K filed on January 25, 2023, and Simmons’ Current Report on Form 8-K filed on April 19, 2023, as amended by Simmons’ Current Report on Form 8-K/A filed on April 20, 2023; and

(c)	The description of Simmons’ common stock contained in Exhibit 4.2 to Simmons’ Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023, which updates the description of Simmons’ common stock set forth under the heading “Description of Common Stock” in Simmons’ registration statement on Form S-3 (File No. 333-254919) filed under the Securities Act on March 31, 2021, as updated and amended from time to time by any subsequent amendment or report filed for the purpose of updating such description; and

(d)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by Simmons since the end of the fiscal year covered in its Annual Report referred to in (a) above (in each case other than portions of those documents deemed to be furnished and not filed).

All documents filed by Simmons subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 850 of the Arkansas Business Corporation Act (“ABCA”) empowers a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and other amounts paid by them in connection with any third-party action, suit or proceeding against such individuals. Such indemnification is available only if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses (including attorneys’ fees) incurred by directors, officers, employees or agents in connection with the defense or settlement, and only if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made to an individual adjudged liable to the corporation, unless a court determines otherwise.

Section 850 of the ABCA provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any related claim, issue, or matter, he or she shall be indemnified against expenses (including attorneys’ fees). Section 850 of the ABCA further provides that, under specified circumstances, indemnification may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding.

Section 850 of the ABCA further provides that a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Section 830 of the ABCA provides that, if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.

In accordance with Section 850 of the ABCA, Simmons’ articles of incorporation and by-laws provide that any director or officer who is made party to an action, suit or proceeding by reason of the fact that he or she was a director or officer of Simmons shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA. Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition upon authorization by the Simmons board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, if such a quorum is unobtainable (or if a quorum of disinterested directors so directs), then by independent legal counsel in a written opinion, or by the Simmons shareholders, and upon receipt of an undertaking by the director or officer to repay such amount, if it is ultimately determined that he or she is not entitled to indemnification. Further, Simmons has purchased directors’ and officers’ liability insurance policies as authorized by Section 850 of the ABCA.

In accordance with Section 830 of the ABCA, the Simmons articles of incorporation also provide, to the fullest extent permitted by the ABCA, that a director is not liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director, provided the director has satisfied the statutory standard of conduct.

In addition to the indemnification provisions described above, Simmons has entered into indemnification agreements with certain of its executive officers and directors. These indemnification agreements supplement the provisions of Simmons’ articles of incorporation and by-laws and generally provide that Simmons shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed below:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Simmons First National Corporation, as amended on July 14, 2021 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on July 21, 2021).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Simmons First National Corporation, dated August 3, 2022 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on November 4, 2022).

3.3	Amended and Restated By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 18, 2022).

4.1	Simmons First National Corporation 2023 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 19, 2023).

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.

23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

23.2*	Consent of FORVIS, LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on April 24, 2023.

SIMMONS FIRST NATIONAL CORPORATION

By: /s/ Robert A. Fehlman

Robert A. Fehlman

Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints George A. Makris, Jr., George A. Makris III and James M. Brogdon, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, post-effective amendments and supplements to this Registration Statement, including any amendment to this Registration Statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Makris, Jr. George A. Makris, Jr.	Executive Chairman and Director	April 24, 2023

/s/ Robert A. Fehlman Robert A. Fehlman	Chief Executive Officer (Principal Executive Officer)	April 24, 2023

/s/ James M. Brogdon James M. Brogdon	President and Chief Financial Officer (Principal Financial Officer)	April 24, 2023

/s/ David W. Garner David W. Garner	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 24, 2023

/s/ Jay D. Burchfield Jay D. Burchfield	Director	April 24, 2023

__________________ Dean Bass	Director	April 24, 2023

/s/ Marty D. Casteel Marty D. Casteel	Director	April 24, 2023

/s/ William E. Clark, II William E. Clark, II	Director	April 24, 2023

/s/ Steven A. Cossé Steven A. Cossé	Director	April 24, 2023

/s/ Mark C. Doramus Mark C. Doramus	Director	April 24, 2023

/s/ Edward Drilling Edward Drilling	Director	April 24, 2023

/s/ Eugene Hunt Eugene Hunt	Director	April 24, 2023

/s/ Jerry M. Hunter Jerry M. Hunter	Director	April 24, 2023

/s/ Susan Lanigan Susan Lanigan	Director	April 24, 2023

/s/ W. Scott McGeorge W. Scott McGeorge	Director	April 24, 2023

/s/ Tom Purvis Tom Purvis	Director	April 24, 2023

/s/ Robert L. Shoptaw Robert L. Shoptaw	Director	April 24, 2023

/s/ Julie Stackhouse Julie Stackhouse	Director	April 24, 2023

/s/ Russell W. Teubner Russell W. Teubner	Director	April 24, 2023

__________________ Mindy West	Director	April 24, 2023